Exhibit 99.1

CYBEX INTERNATIONAL, INC.

Amendment No. 1 to 2005 Omnibus Incentive Plan

The 2005 Omnibus Incentive Plan (the “Plan”) of Cybex International, Inc. (the “Company”) is hereby amended as follows:

I. Participants. Notwithstanding the second sentence of Section 3 of the Plan, the Plan is hereby amended to provide that Non-employee Directors of the Company may participate in the Plan as specifically provided in Section 8A of the Plan, as amended hereby.

II. Stock Awards to Newly Elected Non-Employee Directors. The Plan is hereby further amended by adding the following new Section 8A, immediately following Section 8 of the Plan:

8A Stock Awards Granted Automatically to Newly Elected Non-Employee Directors. (a) A one-time Stock Award, for the number of shares determined pursuant to subparagraph (b) below, will be automatically granted:

(i) Upon approval of this Amendment No. 1 by the Company’s Shareholders, to each Non-employee Director who shall have been first elected to the Board at any time subsequent to the 2006 Annual Meeting of Shareholders, such Stock Award to be effective on the date the Company’s Shareholders approve this Amendment No. 1; and

(ii) To each Non-employee Director who shall be first elected to the Board after approval of this Amendment No. 1 by the Company’s Shareholders, each such Stock Award to be effective upon the initial election of the Director (whether such election is by the Board or the Shareholders).

(b) Each Stock Award pursuant to this Section 8A shall be in an amount (rounded to the nearest whole number of shares) equal to (i) the annual retainer payable to Non-employee Directors at the effective date of the grant, divided by the Fair Market Value (as defined in this Plan) of the Common Stock on the date of the Stock Award.

(c) Each Stock Award pursuant to this Section 8A shall vest in three substantially equal annual installments, commencing with the first anniversary of the date of the Stock Award. The Stock Award will automatically vest in full upon a Change of Control or the death or disability (as determined by the Committee) of the Non-employee Director. The Non-employee Director shall forfeit any portion of the Stock Award which remains unvested upon the Director no longer serving on the Board.

III. Acceleration of Stock Options and Stock Appreciation Rights upon Death. The Plan is hereby further amended by adding the following new sentence at the end of Section 12 of the Plan:

Notwithstanding any other provisions of this Plan, any Stock Option or Stock Appreciation Right granted to a participant under this Plan shall become immediately exercisable upon the death of the participant.

IV. Effective Date. This Amendment No. 1 shall not be effective until its approval by the Shareholders of the Company at the 2007 Annual Meeting.